                                                                    EXHIBIT 99.0

FOR IMMEDIATE RELEASE    CONTACT:
October 21, 1999         News Media      Investor Relations
                         Glenn Bozarth   Jessica Fisher
                         310-252-3521    310-252-2703



                   MATTEL REPORTS 1999 THIRD QUARTER RESULTS
                   -----------------------------------------


LOS ANGELES, October 21 - Mattel, Inc. (NYSE:MAT) today reported that earnings for the third quarter ended September 30, 1999 totaled $135.3 million or $.32 per share, versus $233.8 million or $.54 before after-tax charges of $65.1 million in the 1998 third quarter. Sales for the 1999 quarter were $1.83 billion, compared with $1.88 billion in 1998. As Mattel advised in its October 4 press release, these results were adversely affected by issues at its Learning Company division.

     "While we are most disappointed in developments at The Learning Company, and by continuing difficulties in international markets, we are encouraged by U.S. sales increases in the quarter for our core Barbie(R), Fisher-Price(R), Wheels and American Girl(R) brands," Jill E. Barad, Mattel's chairman and chief executive officer, said.

     Mattel said that The Learning Company division incurred an after-tax loss of approximately $105 million in the quarter, versus the $50 million profit that had been expected earlier. The significant contributors to this earnings shortfall were distributor and retailer returns and allowances of $58 million, stemming in large part from the merger of Mattel and The Learning Company; increased bad debt reserves of $56 million, primarily involving one major distributor, and Mattel's decision not to complete a significant Learning Company licensing agreement that had been budgeted since June to produce $60 million in earnings.


                                     -more-

     For the first nine months of 1999, earnings totaled $205.8 million or $.49 per share before $269.7 million in after-tax charges related to integration, restructuring and other non-recurring costs. This compares with $263.9 million or $.62 per share in the 1998 nine months, before one-time, after-tax charges of
$146.5 million.   Net sales for the period were $3.74 billion, versus $3.80
billion for the 1998 nine months.

     "Although we believe the major problems at The Learning Company are behind us, we are not yet projecting that it will return to substantial profitability in the fourth quarter," Barad said. "As a result, it is our present estimate that Mattel's earnings for 1999 will be in the range of $.70 to $.80 per share."

     Mattel is a worldwide leader in the design, manufacture and marketing of family products. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 150 nations throughout the world.




Note:
----

Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the company, which include, but are not limited to sales levels, restructuring and integration charges, special charges, other non-recurring charges, cost savings, operating efficiencies and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company's dependence on the timely development, introduction and customer acceptance of new products; significant changes in buying patterns of major customers; possible weaknesses of international markets; the impact of competition on revenues and margins; the company's ability to successfully integrate the operations of The Learning Company following its merger into the company; the effect of currency fluctuations on reportable income; unanticipated negative results of litigation, governmental proceedings or environmental matters; and other risks and uncertainties as may be detailed from time to time in the company's public announcements and SEC filings.


                                     -###-
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

MATTEL, INC. AND SUBSIDIARIES
=========================================================================================================================

CONSOLIDATED STATEMENTS OF OPERATIONS
                                                           FOR THE                                  FOR THE
                                                     THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                -----------------------------           ------------------------------
                                                    SEPT. 30,     SEPT. 30,                 SEPT. 30,       SEPT. 30,
 (In thousands, except per share amounts)             1999          1998(a)                  1999(a)          1998(a)
 ----------------------------------------       -------------    ------------           ---------------    ------------
Net Sales                                        $1,825,247       $1,884,843              $3,744,360        $3,802,852
   Cost of sales                                    957,961          888,753               1,926,076         1,857,634
                                                 ----------       ----------              ----------        ----------
Gross Profit                                        867,286          996,090               1,818,284         1,945,218
   Advertising and promotion expenses               296,436          281,726                 549,670           535,931
   Other selling and administrative expenses        331,934          278,059                 836,562           783,553
   Charge for incomplete technology (b)                   0                0                       0            56,826
   Restructuring and other charges (b)                    0           97,088                 348,889           133,205
   Other (income) expense, net                         (846)           8,870                  (8,845)           (1,199)
                                                 ----------       ----------              ----------        ----------


Operating Profit Before Amortization                239,762          330,347                  92,008           436,902
   Amortization of intangibles                       22,765           20,674                  65,193           103,365
                                                 ----------       ----------              ----------        ----------
Operating Profit                                    216,997          309,673                  26,815           333,537
   Interest expense                                  41,019           42,346                 102,463            83,609
                                                 ----------       ----------              ----------        ----------
Income (Loss) Before Income Taxes                   175,978          267,327                 (75,648)          249,928
   Provision (benefit) for income taxes              40,645           98,593                 (11,696)          132,573
                                                 ----------       ----------              ----------        ----------
Net Income (Loss)                                   135,333          168,734                 (63,952)          117,355
    Less: dividends on convertible
    preferred stock                                       0            1,990                   3,980             5,970
                                                 ----------       ----------              ----------        ----------
Net Income (Loss) Applicable to
    Common Shares                                $  135,333       $ 166,744               $  (67,932)       $  111,385
                                                 ==========       =========               ==========        ==========
    Net Income (Loss) Per Share
    - Basic (c) (d)                              $     0.32       $    0.42               $    (0.17)       $     0.29
                                                 ==========       =========               =========         ==========
Average Number of Common Shares
    Outstanding - Basic (d)                         425,148         399,218                  410,316           387,020
                                                 ==========       =========              ==  =======        ==========
    Net Income (Loss) Per Share
    - Diluted (c) (d)                            $     0.32       $    0.39               $    (0.17)       $     0.27
                                                 ==========       =========               ==========        ==========
Average Number of Common and Common
  Equivalent Shares Outstanding
  - Diluted (d)                                     429,455         435,123                  410,316           419,870
                                                 ==========       =========               ==========        ==========

MATTEL, INC. AND SUBSIDIARIES
=========================================================================================================================

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     SEPT. 30,             SEPT. 30,        DEC. 31,
(In thousands)                                         1999                1998(a)          1998(a)
--------------                                    ---------------        -----------     --------------
Assets
   Cash                                            $   92,714             $  377,385      $  469,213
   Accounts receivable, net                         2,000,868              1,898,943       1,150,051
   Inventories                                        742,704                808,555         644,270
   Prepaid expenses and other current assets          471,147                377,053         371,772
                                                   ----------             ----------      ----------
      Total current assets                          3,307,433              3,461,936       2,635,306

   Property, plant and equipment, net                 727,941                742,691         763,121
   Other assets                                     1,700,483              1,774,757       1,748,958
                                                   ----------             ----------      ----------
      Total Assets                                 $5,735,857             $5,979,384      $5,147,385
                                                   ==========             ==========      ==========
Liabilities and Stockholders' Equity
   Short-term borrowings                           $  945,447             $  917,228      $  199,006
   Current portion of long-term liabilities           133,285                 13,769          33,666
   Accounts payable and accrued liabilities         1,213,872              1,246,344       1,111,304
   Income taxes payable                               194,162                280,257         299,058
                                                   ----------             ----------      ----------
      Total current liabilities                     2,486,766              2,457,598       1,643,034

   Senior notes                                       500,955                590,955         600,955
   Medium-term notes                                  540,500                520,500         540,500
   Long-term debt                                      42,893                 43,154          43,007
   Other long-term liabilities                        159,581                143,362         149,086
   Stockholders' equity                             2,005,162              2,223,815       2,170,803
                                                   ----------             ----------      ----------
      Total Liabilities and Stockholders' Equity   $5,735,857             $5,979,384      $5,147,385
                                                   ==========             ==========      ==========

(a) Consolidated results are restated for the May 1999 merger with The Learning Company.
(b) Represents nonrecurring charges of $270 million and $147 million, net of taxes, for integration, restructuring and other charges recorded in the first nine months of 1999 and 1998, respectively. Charges for the third quarter of 1998 represent restructuring and other nonrecurring charges of $65 million, net of taxes.
(c) Income per share for the 1998 quarter, before the $0.15 per share effect of the nonrecurring charges, was $0.54 per share. Income per share for the nine months ended September 1999, before the $0.66 per share effect of the nonrecurring charges, was $0.49 per share. Income per share for the nine months ended September 1998, before the $0.35 per share effect of the nonrecurring charges, was $0.62 per share.
(d) Share and per share data for all periods presented reflect the retroactive effect of shares issued pursuant to the merger with The Learning Company.


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